MENTOR FUNDS
                               200 Berkeley Street
                           Boston, Massachusetts 02116


                                                                October 1, 1999

Evergreen Service Company
200 Berkeley Street
Boston, Massachusetts  02116

To Whom It May Concern:

Pursuant to Paragraph 1 of the Master Transfer and Recordkeeping Agreement dated September 18, 1997 between Evergreen Service Company and various Funds (the "Agreement"), as defined in the Agreement, this is to notify Evergreen Service Company that the Evergreen Reserve Money Market Fund (formerly Mentor Money Market Portfolio), Evergreen Reserve Tax-Exempt Money Market Fund (formerly Mentor Tax-Exempt Money Market Portfolio) and Evergreen Reserve U.S. Government Money Market Fund (formerly Mentor U.S. Government Money Market Portfolio), each a series of Mentor Funds, hereby elect to become Fund parties to such Agreement.

                                 MENTOR FUNDS On behalf of:
                                 Evergreen Reserve Money Market Fund
                                  (formerly Mentor Money Market Portfolio)
                                 Evergreen Reserve Tax-Exempt Money Market Fund
                                  (formerly Mentor Tax-Exempt Money Market
                                   Portfolio)
                                 Evergreen Reserve U.S. Government Money Market Fund
                                  (formerly Mentor U.S. Government Money Market
                                   Portfolio),



                                          By: /s/ Elizabeth A. Smith
                                        Name:  Elizabeth A. Smith
                                       Title:  Assistant Secretary

Accepted and Agreed:

EVERGREEN SERVICE COMPANY

   By: /s/ Ann Marie Becker
 Name: Ann Marie Becker
Title: Managing Director

Dated as of October 1, 1999